Exhibit B




















                AMERICAN COMMUNICATIONS SERVICES, INC.



                         INVESTMENT AGREEMENT






                           OCTOBER 21, 1994



















                       INVESTMENT AGREEMENT

                      Dated October 21, 1994

          The parties to this agreement are American
Communications Services, Inc., a Delaware corporation (the
"Company"), and the purchasers named on the signature page of this agreement (individually, a "Purchaser", and collectively, the "Purchasers").

          The parties agree as follows:

          1. Sale and Purchase of Series A Preferred Shares and Warrants. Simultaneously with the execution of this agreement,
(a) the Company is issuing and selling to each Purchaser, and each Purchaser is purchasing from the Company, free and clear of all claims, liens, charges, security interests and other encumbrances of any nature ("Liens"), the number of shares of 9% Series A Convertible Preferred Stock of the Company (the "Series A Preferred Shares") and warrants to purchase the number of shares of common stock of the Company (the "Warrants") set forth opposite that Purchaser's name on schedule 1, and (b) in consideration for such Series A Preferred Shares and Warrants, each Purchaser is (i) paying the Company, by wire transfer of immediately available funds, the amount set forth opposite that Purchaser's name on schedule 1, (ii) converting the principal amount of convertible bridge notes dated June 28, 1994 (the "Convertible Bridge Notes") issued by the Company and payable to the order of that Purchaser set forth opposite that Purchaser's name on schedule 1, which constitute all the Convertible Bridge Notes issued and payable to the order of that Purchaser, or (iii) converting the $250,000 obligation of the Company to Apex Investment Fund II, L.P. in respect of Fort Worth, Texas.

          2. Closing. The closing of the purchase and sale under this agreement is taking place simultaneously with the execution of this agreement at the offices of Proskauer Rose Goetz & Mendelsohn, 1585 Broadway, New York, New York 10036.

          3.   Representations and Warranties

          3.1  Representations and Warranties of the Purchasers.
Each Purchaser represents and warrants to the Company as follows:

          3.1.1     Existence and Power.  That Purchaser is
validly existing and in good standing under the law of the jurisdiction of its organization and has the full power and authority to enter into and perform this agreement.

          3.1.2 Authorization. The execution, delivery and performance by that Purchaser of this agreement have been duly authorized by all necessary action, and this agreement constitutes the valid and binding obligation of that Purchaser enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.1.3 Consents of Third Parties. Except for conflicts, breaches, terminations, accelerations, defaults and violations specified in (b) and (c) below that could not reasonably be expected to have a material adverse effect on that Purchaser's ability to perform its obligations under this agreement, the execution, delivery and performance by that Purchaser of this agreement will not: (a) violate or conflict with its partnership agreement, certificate of incorporation or by-laws or other similar organizational documents; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, license, agreement, commitment or other instrument to which it is a party or by which it or any of its properties are bound; or (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to it or any of its properties or require any governmental consent, registration or approval.

          3.1.4 Litigation. There is no judicial or adminis-trative action or proceeding pending or, to the best of the knowledge of that Purchaser, threatened, nor, to the best of the knowledge of that Purchaser, is there any governmental investigation pending or threatened, that questions the validity of this agreement or any action taken or to be taken by it in connection with this agreement. There is no litigation or proceeding pending or, to the best of the knowledge of that Purchaser, threatened, nor, to the best of the knowledge of that Purchaser, is there any governmental investigation pending or threatened, nor is there any order, injunction or decree outstanding, against that Purchaser that would have a material adverse effect upon that Purchaser's ability to perform its obligations under this agreement.

          3.1.5 Investment. That Purchaser is an accredited investor (within the meaning of the rules and regulations under the Securities Act of 1933 (the "1933 Act")) and will be acquiring the Series A Preferred Shares and the Warrants for investment and not with a view to distribution in violation of the 1933 Act.

          3.1.6     Brokers.  Except as set forth on schedule
3.1.6, that Purchaser has not entered into any agreement, arrangement or understanding with any broker or finder in connection with the transactions contemplated by this agreement.

          3.2  Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser as follows:

          3.2.1     Reincorporation; Existence and Power

          3.2.1.1 Reincorporation. On September 29, 1994, American Communication Services, Inc., a Colorado corporation (the "Predecessor"), merged into the Company pursuant to the agreement and plan of merger described on schedule 3.2.1.1, and all the statements in that agreement and plan of merger and in the related certificate of merger filed with the secretary of state of Delaware are true and correct. As used in this agreement, the term "Company" includes the Predecessor, unless the context manifestly requires otherwise.

          3.2.1.2   Existence and Power.  Except as set forth on
schedule 3.2.1.2, the Company and each of its subsidiaries are corporations validly existing and in good standing under the laws of their respective states of incorporation. The Company has the full corporate power and authority to enter into and perform this agreement, the Warrants and each other instrument it is executing and delivering in connection with this agreement (collectively, the "Transaction Documents"). The Company and each of its subsidiaries have the full corporate power and authority to carry on their businesses as now conducted and as contemplated by the business plan set forth on schedule 3.2.1.2 (the "Business Plan"), and to own, lease and operate their properties as they now do and as contemplated by the Business Plan. Except as set forth on schedule 3.2.1.2, the Company and each of its subsidiaries are qualified to do business as foreign corporations in each jurisdiction in which they are required to be qualified.

          3.2.2 Authorization. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action, and each of the Transaction Documents constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.2.3 Consents of Third Parties. The execution, delivery and performance of each of the Transaction Documents by the Company will not, and the transactions referred to in section
3.2.1.1 did not: (a) violate or conflict with the certificate of incorporation (with respect to the Company, a true and correct copy of which (including the certificate of designation in respect of the Series A Preferred Shares (the "Certificate of Resolution") is included on schedule 3.2.3), charter or by-laws of the Company, the Predecessor or any of the Company's subsidiaries; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, license, agreement, commitment or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of its or their properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to the Company or any of its subsidiaries or any of the Company's or its subsidiaries' properties or, except as set forth on schedule 3.2.3, require any governmental consent, registration or approval; or (d) result in the creation of any Lien upon the properties or assets of the Company or any of its subsidiaries.

          3.2.4 Litigation. There is no judicial or adminis-trative action or proceeding pending or, to the best of the knowledge of the Company, threatened, nor, to the best of the knowledge of the Company, is there any governmental investigation pending or threatened, that questions the validity of any of the Transaction Documents or any action taken or to be taken by the Company or any of its subsidiaries in connection with any of the Transaction Documents. Except as set forth on schedule 3.2.4, there is no litigation or proceeding pending or, to the best of the knowledge of the Company, threatened, nor, to the best of the knowledge of the Company, is there any governmental investigation pending or threatened, nor is there any order, injunction or decree outstanding, by or against the Company or any of its subsidiaries or relating in any manner to any aspect of its or their properties or businesses (except any such orders, injunc-tions or decrees and any administrative proceedings applicable generally throughout the industry in which the Company and its subsidiaries operate).

          3.2.5 Subsidiaries. Except for the subsidiaries and joint venture interests listed on schedule 3.2.5, the Company does not have any equity or other interest in any other business. Except as set forth on schedule 3.2.5, the Company owns all the outstanding capital stock of the subsidiaries listed on schedule
3.2.5. The merger or dissolution and liquidation of the subsidiaries designated on schedule 3.2.5 as "Non-Operating Subsidiaries" (the "Non-Operating Subsidiaries") in accordance with section 5.5 will not adversely affect the Company or any of the Company's other subsidiaries (the "Operating Subsidiaries").

          3.2.6 Records. Copies of all the certificates of incorporation and by-laws of the Company and each of its Operating Subsidiaries have been delivered to the Purchasers and are complete and correct, and the minute books of the Company and each of its Operating Subsidiaries have been exhibited to the Purchasers and are complete and correct in all material respects.

          3.2.7     Capitalization.  Schedule 3.2.7 sets forth
(a) the states of incorporation of the Company and each of its Operating Subsidiaries and where each is qualified to do business as a foreign corporation, (b) the authorized capital stock of the Company and each of its Operating Subsidiaries, (c) the number of issued and outstanding shares of each class of capital stock of the Company and each of its Operating Subsidiaries and (d) the number of shares of each such class reserved for issuance under all outstanding securities, Benefit Arrangements (as defined in section 3.2.14.1) and other agreements and instruments. Schedule
3.2.7 sets forth the name of each owner of record and, to the actual knowledge of the Company, each beneficial owner of capital stock, options, warrants and other rights to acquire capital stock of the Company and each of its subsidiaries, and the number of shares of each class owned by each as of October 17, 1994.
All the issued and outstanding shares of capital stock of the Company and each of its subsidiaries were duly authorized for issuance and are validly issued, fully paid and nonassessable. Except as set forth in the Transaction Documents or on schedule 3.2.7, (x) there are no outstanding options, warrants or other rights of any kind to acquire any capital stock or any securities convertible into any capital stock of the Company or any of its subsidiaries, nor are there any obligations to issue any such capital stock, options, warrants or other rights or securities;
(y) there are no restrictions of any kind on the transfer of the outstanding capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of its or their properties are bound, except those imposed by applicable federal and state securities laws; and (z) there are no contracts, letters of intent or other understandings (whether formal or informal, written or oral, firm or contingent) that require or may require the Company or any of its subsidiaries to repurchase any of its or their capital stock. Except as set forth in the Transaction Documents or on schedule 3.2.7, there are no preemptive or similar rights with respect to the Company's or any of its subsidiaries' capital stock. Except as set forth in the Transaction Documents or on schedule 3.2.7, neither the Company nor, to the Company's actual knowledge, any shareholder of the Company is a party to any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any capital stock of the Company, or any agreement with respect to the transfera-bility, purchase or redemption of any capital stock of the Company or rights to acquire such capital stock.

          3.2.8     Financial Information

          3.2.8.1 Financial Statements. Schedule 3.2.8.1 sets forth the following financial statements (collectively, the "Financial Statements"): (a) the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 1994 (the "Balance Sheet Date"); (b) the audited consolidated balance sheets of the Company and its subsidiaries as of June 30, 1994 and 1993; (c) the unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for the three-months ended September 30, 1994; and (d) the audited consolidated statements of deficit accumulated during the development stage and cash flows of the Company and its subsid-iaries for the period May 17, 1989 (inception) to June 30, 1994 and each of the years ended June 30, 1994 and 1993. Each of the Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly presents the Company's and its subsidiaries' consolidated financial position and results of operations as of its respective date or for its respective period (subject, in the case of the Financial Statements referred to (a) and (c) above, to normal, recurring, year-end adjustments).

          3.2.8.2 Liabilities. Except as set forth on the balance sheet as of the Balance Sheet Date included in the Financial Statements (the "Balance Sheet Date Balance Sheet") or on any schedule to this agreement, neither the Company nor any of its subsidiaries has any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, other than debts, liabilities and obligations that have been incurred by the Company or its subsidiaries since the Balance Sheet Date in the ordinary course of business and consistent with past practice or that are set forth on schedule 3.2.8.2. The representations in the purchase agreement among American Communication Services of Louisville, Inc. ("ACSL"), the Company and AT&T Credit Corporation that is referred to in the loan agreement between AT&T Credit Corporation and ACSL referred to on schedule 3.2.9 (the "ACSL Agreement") and in the letter attached to schedule
3.2.8.2 are incorporated in this agreement by reference as if made by the Company to the Purchasers and as if the represen-tations regarding ACSL in the ACSL Agreement were regarding the Company and each of its subsidiaries, mutatis mutandis.

          3.2.8.3   Assets.   The Company and each of its
subsidiaries have good and valid title to their properties and assets as reflected on the Balance Sheet Date Balance Sheet (other than properties and assets disposed of since the Balance Sheet Date in the ordinary course of business and consistent with past practice and that are set forth on schedule 3.2.8.3), and, except as set forth in the notes to the Balance Sheet Date Balance Sheet or on schedule 3.2.8.3, all such properties and assets are free and clear of all Liens, other than Liens for current taxes not yet due and payable and imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company or any subsidiary (such immaterial imperfections of title, collec-tively, the "Immaterial Liens").

          3.2.9 Absence of Certain Changes. Since the Balance Sheet Date, the Company and each of its subsidiaries have operated their businesses in the ordinary course, and there has not been any material adverse change in any of their businesses, financial condition, results of operations or prospects. Since the Balance Sheet Date, except as set forth on schedule 3.2.9, neither the Company nor any of its subsidiaries has (a) issued any stock, bonds or other securities, (b) borrowed any amount or incurred any liabilities (absolute or contingent), other than liabilities incurred in the ordinary course of business and consistent with past practice and that do not exceed $50,000 in the case of any one liability or any series of related liabilities, (c) discharged or satisfied any Lien or paid any obligation or liability (absolute or contingent), other than current liabilities reflected on the Balance Sheet Date Balance Sheet, (d) declared, set aside or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (e) mortgaged, pledged or otherwise subjected to a Lien any of its assets, tangible or intangible, other than Liens for current taxes not yet due and payable and Immaterial Liens, (f) sold, assigned or transferred any of its tangible assets or cancelled any debts or claims, (g) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets, permits, licenses, rights, Easements (as defined in section 3.2.16.3) or other intangible assets, (h) suffered any material loss of property, or waived any rights of substantial value, whether or not in the ordinary course of business, (i) made any change in executive compensation, (j) entered into any transaction the value of which exceeds $50,000, (k) made capital expenditures, or commitments therefor, in excess of $50,000 in the aggregate, (l) suffered damage, destruction or casualty in excess of $25,000 in the aggregate or (m) surrendered, had revoked or suspended or otherwise terminated or had terminated any license, permit, Easement or other approval, authorization or consent from any court, administrative agency or other governmental authority relating to its business operations or construction of its systems.

          3.2.10 Taxes. Except as set forth on schedule 3.2.10, the Company and each of its subsidiaries have (a) filed, within the requisite time (including any extensions applied for), with the appropriate federal, state and local taxing authorities all tax returns required to be filed by or with respect to them, and those tax returns are correct and complete in all material respects, and (b) paid in full or made adequate provision for the payment of all taxes, interest and penalties shown to be due on, or known to be due with respect to, those tax returns. Neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any federal, state or local taxing authority with respect to its liabilities for taxes that have not been fully paid or finally settled, nor, to the best of the knowledge of the Company, is there a pending or threatened investigation by any such authority with respect to the Company's or any of its subsidiaries' taxes.

          3.2.11    Material Contracts.  Set forth on schedule
3.2.11 is a list of the following (which list excludes items otherwise set forth in the Transaction Documents): (a) each commitment or agreement to which the Company or any of its subsidiaries is a party for the purchase of any materials, supplies or services that involves or will involve an expenditure by it within any 12-month period of more than $50,000; (b) each personal property lease under which the Company or any of its subsidiaries is either a lessor or lessee that involves annual payments or receipts of more than $50,000; (c) each agreement with customers that involves annual payments to the Company or any of its subsidiaries of more than $50,000; (d) each agreement between the Company or any of its subsidiaries, on the one hand, and any of its or their affiliates, associates or shareholders, on the other hand, other than (i) agreements solely between or among any of the Company and its subsidiaries and (ii) agreements set forth on schedule 3.2.13 or 3.2.14 or exhibit A to schedule 3.2.7; (e) each agreement under which the Company or any of its subsidiaries is restricted from engaging in any business in any geographic area; (f) each agreement to which the Company or any of its subsidiaries is a party containing any provisions relating to a change in control of the Company or any of its subsidiaries;
(g) each agreement under which the Company or any of its subsid-iaries has agreed to register the sale of any of its securities under the 1933 Act; (h) each loan or credit agreement to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets may be subject; (i) each agreement under which the Company or any of its subsidiaries has granted, or agreed to grant, a Lien on any of its assets; (j) each agreement under which the Company or any of its subsidiaries has any obligation or liability to purchase any of its or any other issuer's securities; and (k) each other commitment, agreement and instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or their properties are bound that requires aggregate annual payments by the Company and its subsidiaries of more than $50,000, other than (i) items referred to in (a) through (j) above, (ii) any Employee Benefit Plans (as defined in section 3.2.14.1), (iii) any Benefit Arrangements and (iv) any agreements set forth on schedule 3.2.13, 3.2.16.2, 3.2.16.3 or
3.2.17.1. In this agreement, the term "Material Contract" means any commitment, agreement, mortgage, license, lease, order or instrument required to be set forth on schedule 3.2.11, 3.2.13, 3.2.16.2, 3.2.16.3 or 3.2.17.1.

          3.2.12 Defaults. Neither the Company nor any of its subsidiaries nor any other party to any Material Contract is in default under any Material Contract, and neither the Company nor any of its subsidiaries has waived any of its or their rights under any Material Contract. No party has notified the Company or any of its subsidiaries of its intention to cease to perform any of its obligations under any Material Contract, and each of the Material Contracts is in full force and effect.

          3.2.13 Agreements Regarding Employees. Neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar labor agreement and the Company is not aware of efforts or actions by any of its or its subsid-iaries' employees to organize or join a labor union or similar organization for collective bargaining purposes. The Company and each of its subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting labor, employment, discrimination, fair employment practices, terms and conditions of employment, wage and hour restrictions and the like. Except as set forth on schedule 3.2.13, neither the Company nor any of its subsidiaries is a party to or bound by any agreement, arrangement or understanding with any current or former employee or consultant. Set forth on schedule 3.2.13 is a list of all employees of the Company and its subsidiaries, with their annual cash compensation as of the date of this agreement. Except as set forth on schedule 3.2.13, no senior officer or key employee or group of senior officers or key employees of the Company or any of its subsidiaries has notified the Company or any of its subsidiaries that he, she or they intend to terminate his, her or their employment with the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has a present intention to terminate any senior officer or key employee or group of senior officers or key employees. Except as set forth on schedule 3.2.13, there are no actual or, to the best of the knowledge of the Company, contemplated material disputes involving the current or former employees of the Company or any of its subsidiaries.

          3.2.14    Material Benefit Arrangements

          3.2.14.1 Definition. As used in this agreement, the following terms have the following respective meanings:

                    (a)  "Employee" means any current, former or
retired employee (or any employee on an approved leave of absence) of the Company or any of its subsidiaries;

                    (b)  "Employee Benefit Plan" means any
"employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) main-tained or contributed to by the Company or any of its subsid-iaries or any predecessor of the Company or any of its subsid-iaries or in which the Company or any of its subsidiaries or any predecessor of the Company or any of its subsidiaries partici-pates or participated and that covers Employees, including (i) any such plan that is an "employee welfare benefit plan" (as defined in section 3(1) of ERISA), including any retiree medical or life insurance plan, and (ii) any such plan that is an "employee pension benefit plan" (as defined in section 3(2) of ERISA) ("Pension Plans"); and

                    (c)  "Benefit Arrangement" means any life or
health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, individual employment, consulting or severance contract or other policy or practice of the Company or any of its subsidiaries providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans.

          3.2.14.2  Employee Benefit Plans and Benefit
Arrangements. Set forth on schedule 3.2.14.2 is a list and brief description of all Employee Benefit Plans and all material Benefit Arrangements. With respect to each of those Employee Benefit Plans and Benefit Arrangements, the Company has, to the extent applicable, delivered to the Purchasers copies of: (a) all plan and related trust documents (including amendments); (b) the most recent summary plan description and the most recent annual report and actuarial report; and (c) the most recent determination letter from the Internal Revenue Service; no event has occurred for which, and there exists no condition or set of circumstances under which, to the best of the knowledge of the Company, the Company or any of its subsidiaries or any Pension Plan could be subject to any material liability under section 502 of ERISA or section 4975 of the Internal Revenue Code of 1986 (the "Code"). With respect to each such Employee Benefit Plan and Benefit Arrangement: (x) the Company and each of its subsidiaries are in compliance in all material respects with the terms of the Employee Benefit Plan or Benefit Arrangement and with the requirements prescribed by all applicable statutes, orders and governmental rules and regulations, including, but not limited to, ERISA and the Code; (y) each Pension Plan intended to qualify under section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification; its related trust has been determined to be exempt from taxation under section 501(a) of the Code; and nothing has occurred that would adversely affect such qualification or exemption; and (z) there are no actions, proceedings or investigations (other than routine claims for benefits) pending or, to the best of the knowledge of the Company, threatened in respect of any Employee Benefit Plan or Benefit Amount.

          3.2.15 Compliance With Law. Neither the Company nor any of its subsidiaries is in violation of any applicable law, regulation, ordinance or other requirement of any governmental body or court, which violations singly or in the aggregate could have a material adverse effect on the Company or any of its subsidiaries or its or their businesses or operations or the planned buildout of the systems contemplated by the Business Plan; no notices have been received by the Company or any of its subsidiaries alleging any such violations; and, to the best of the knowledge of the Company, neither the Company nor any of its subsidiaries is under investigation for any such violations.

          3.2.16    Real Property

          3.2.16.1 Owned Real Property. Neither the Company nor any of its subsidiaries owns any real property.

          3.2.16.2 Leases. Set forth on schedule 3.2.16.2 is a brief description of each lease of real property to which the Company or any of its subsidiaries is a party.

          3.2.16.3  Easements and Rights of Way.  Set forth on
schedule 3.2.16.3 is a list and brief description of all easements, rights of way, licenses, franchise agreements, leases (other than those set forth on schedule 3.2.16.2) and other similar property rights of the Company and each of its subsidiaries (the "Easements"). Except as set forth on schedule 3.2.16.3, the present and prospective uses of all the Easements are in accordance with all applicable laws, ordinances, regulations and orders.

          3.2.17    Proprietary Rights

          3.2.17.1 General. Set forth on schedule 3.2.17.1 is a list of all patents, trademarks, trade names, service marks, copyrights and applications therefor owned or used or held for use by the Company or any of its subsidiaries ("Proprietary Rights"), specifying as to each, as applicable: (a) the nature of the Proprietary Right; (b) the user of the Proprietary Right; and (c) material licenses, sublicenses and other agreements to which the Company or any of its subsidiaries is a party and pursuant to which any person is authorized to use the Proprietary Right. The Company and each of its subsidiaries have used the Proprietary Rights without infringing any other party's rights in a manner that could materially and adversely affect the Company or any of its subsidiaries and without any claim of any infringement and without any infringement by others.

          3.2.17.2 Litigation. Neither the Company nor any of its subsidiaries is a party in any pending or, to the best of the knowledge of the Company, threatened suit, action or proceeding that involves a claim of infringement of any Proprietary Right. No Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting its use in the manufacture, use or sale of any product by the Company or any of its subsidiaries or any of its or their properties or restricting the licensing thereof to any person by the Company or any of its subsidiaries.

          3.2.17.3 Trade Secrets. No third party has claimed that any person consulting or otherwise employed or affiliated with the Company or any of its subsidiaries has violated his or her employment or other contract with that third party, or disclosed or utilized any trade secrets or proprietary information or documentation of that third party or interfered in the employment or other relationship between that third party and any of its consultants, employees or affiliates. No person consulting or otherwise employed or affiliated with the Company or any of its subsidiaries has employed any trade secrets or any information or documentation proprietary to any former employer, and no person consulting or otherwise employed or affiliated with the Company or any of its subsidiaries has violated any confidential or contractual relationship that person may have had with any third party, in connection with the operations of the Company or any of its subsidiaries.

          3.2.18 Environmental Matters. Neither the Company nor any of its subsidiaries has received any notice from the United States Environmental Protection Agency or any other party ("Superfund Notices") that it is a potentially responsible person under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), any citations from any federal, state or local governmental agency for noncompliance with such agency's requirements under Environmental Laws (as defined below) pertaining to the Company's or any of its subsidiaries' businesses ("Citations") or any written notice from private parties alleging any such noncompliance (a "Written Notice"). There are no pending or unresolved Superfund Notices, Citations or Written Notices. The Company and each of its subsidiaries are in compliance in all material respects with all applicable Environmental Laws. As used in this agreement, the term "Environmental Laws" means all federal, state and local laws, ordinances, regulations, rules and administrative orders relating to employee health and safety, air, water or noise pollution or otherwise relating to public health and safety or environmental protection (including the protection of endangered species), or the use, generation, manufacture, accumulation, storage, discharge, release, disposal or transportation of hazardous materials.

          3.2.19    Permits and Licenses.  Except as set forth on
schedule 3.2.19, the Company and each of its subsidiaries have all material permits, licenses, franchises and other authoriza-tions, including all Easements, necessary for the conduct of their businesses as currently conducted (it being understood that the businesses as currently conducted include the businesses contemplated by the Business Plan to be conducted as of the date of this agreement), and all such permits, licenses, franchises and authorizations, including Easements, are valid and in full force and effect.

          3.2.20 Related Party Transactions. Except as set forth on schedule 3.2.20 or in the Transaction Documents, neither the Company nor any of its subsidiaries has engaged in any transaction with any of its shareholders that owns of record or, to the actual knowledge of the Company, beneficially more than 5% of the Company's outstanding shares of common stock ("5% Shareholders"), or any officers or directors of the Company or any of its subsidiaries or, to the actual knowledge of the Company, any affiliates or associates of any of the foregoing. Except as set forth on schedule 3.2.20 or in the Transaction Documents, none of the officers or directors of the Company or any of its subsidiaries and, to the actual knowledge of the Company, none of the 5% Shareholders and none of the affiliates or associates of any of the foregoing has any interest (other than as a non-controlling holder of securities of a publicly traded company), either directly or indirectly, in any person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (a) provides any services or designs, produces or sells any products or product lines or engages in any activity that is the same as, similar to or competitive with any activity or business in which the Company or any of its subsidiaries is now engaged; (b) is a supplier of, customer of, creditor of or has an existing contractual relationship with the Company or any of its subsidiaries; or (c) has any direct or indirect interest in any asset or property used by the Company or any of its subsidiaries or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company or any of its subsidiaries.

          3.2.21 Insurance. Set forth on schedule 3.2.21 is a complete and correct list and brief description of the insurance policies the Company and its subsidiaries have in effect. Such insurance constitutes adequate insurance for the businesses in which the Company and each of its subsidiaries are engaged within accepted industry standards and customs.

          3.2.22 Business Plan. The Business Plan and, except as otherwise provided in the Transaction Documents, the Company's confidential private placement memorandum dated August 1, 1994 do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading (it being understood that nothing in this representation is intended as a guarantee that any forecasted results included in the Business Plan or such private placement memorandum will be realized).

          3.2.23 Offering. Neither the Company nor any person authorized or employed by it as agent, broker, dealer or other-wise in connection with the offering or sale of the Series A Preferred Shares, the Warrants or any similar securities of the Company has offered any such securities for sale to, or solicited any offers to buy any such securities from, or otherwise approached or negotiated with respect thereto with, any person or persons other than the Purchasers, other institutions and persons who are accredited investors (within the meaning of the rules and regulations under the 1933 Act), and, assuming the accuracy of the representations and warranties of the Purchasers in section 3.1.5, neither the Company nor any person acting on its behalf has taken or will take any action (including, without limitation, any offer, issuance or sale of any securities under circumstances that might require the integration of such securities with the Series A Preferred Shares or the Warrants under the 1933 Act or the rules and regulations of the Securities and Exchange Commission (the "SEC")) that might subject the offering, issuance or sale of the Series A Preferred Shares or the Warrants to the registration provisions of the 1933 Act.

          3.2.24    Brokers.  Except as set forth on schedule
3.2.24, neither the Company nor any of its subsidiaries has entered into any agreement, arrangement or understanding with any broker or finder in connection with the transactions contemplated by the Transaction Documents.

          4. Use of Proceeds. The Company shall use the net proceeds from the sale of the Series A Preferred Shares and the Warrants under this agreement to fund the buildout, acquisition and operation of the voice and data telecommunications system described in the Business Plan and to fund selling, general and administrative expenses substantially as described in the Business Plan (or to fund such other expenses as two-thirds of the total number of Preferred Directors (as defined in the Certificate of Resolution) may from time to time authorize (it being understood that no such authorization shall be effective if given at any time there is any vacancy among the Elected Preferred Directors (as defined in the Certificate of Resolution)).

          5.   General Post-Closing Covenants.  As long as any
Purchaser or any of its transferees in a private placement holds any Registrable Shares (as defined in section 6.11.1), the Company shall perform the following covenants:

          5.1  Financial Data.

               (a) The Company shall furnish to each Purchaser and its transferees (a "Qualifying Holder") that, together with its affiliates and associates, purchases an aggregate of at least
11,112 Series A Preferred Shares:

                    (i)  as soon as available and in any event
within 30 days after the end of each calendar month (45 days, in the case of a month coinciding with the end of a fiscal quarter of the Company), a consolidated balance sheet of the Company and its subsidiaries, as of the end of each month and the related consolidated statements of income, retained earnings and cash flows for such month and such year to date, and supplemental schedules of consolidating balance sheets and consolidating statements of income (which will be prepared separately subsidiary-by-subsidiary and, if different, city-by-city), retained earnings and cash flows for each such month, all in reasonable detail and stating in comparative form the respective figures as of the end of and for the previous corresponding period and certified by the principal financial officer of the Company to present fairly, in accordance with GAAP consistently applied, the information contained therein, subject to normal, recurring, year-end adjustments;

                    (ii) within 90 days following the end of each fiscal year, all consolidated financial statements certified without qualification by a firm of "big six" independent accountants selected by the Company and reasonably acceptable to The Huff Alternative Income Fund, L.P. ("Huff") (the
"Accountants"), together with copies of all correspondence

between the Company and the Accountants, including, but not limited to, the Accountants' letter to management;

                    (iii)     as soon as available and in any
event within 90 days after the end of each fiscal year of the
Company: (A) a written statement of the Accountants stating that, in making the examination necessary for their report on the Company's financial statements for that fiscal year, they obtained no knowledge of any Triggering Event (as defined in the Certificate of Resolution) or default under any agreement that, if in existence on the date of this agreement, would be a Material Contract or, if the Accountants shall have obtained knowledge of any such event, specifying the same and the nature and status thereof, and (B) a written statement of the Company's chief executive officer that he has no knowledge of any Triggering Event or any other material adverse event with respect to the Company or any of its subsidiaries, or, if he has such knowledge, describing such Triggering Event or event in reasonable detail, with a statement of the Company's action with respect thereto taken or proposed;

                    (iv) promptly after receipt, copies of any management or other letter, audit reports or report as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted by the Accountants to the Company;

                    (v)  as soon as available, copies of any
proxy statement, financial statement or report that the Company or any subsidiary sends or makes available generally to any of its security holders, and of all regular and periodic reports and registration statements that the Company or any subsidiary files with the SEC or with any securities exchange;

                    (vi) immediately after the Company obtains knowledge of any Triggering Event or default under any agreement that, if in existence on the date of this agreement, would be a Material Contract, and promptly after the Company obtains knowledge of any other material adverse event with respect to the Company or any of its subsidiaries, a written statement describing such Triggering Event or event in reasonable detail, with a statement of the Company's action with respect thereto taken or proposed;

                    (vii)     promptly on receipt, copies (or
summaries, if oral) of any material inquiry, threat or complaint (if the inquiry, threat or complaint is in writing, any inquiry, threat or conflict) involving any legal, administrative or similar proceeding to which the Company or any subsidiary may become a party or by which its assets may be affected (including, without limitation, the revocation or suspension of any license, permit, approval or Easement) (it being understood that this clause (vii) may be amended or waived at any time by the Purchasers of two-thirds of the Series A Preferred Shares);

                    (viii)    within 60 days after the end of
each fiscal year, a list showing the record holders of all outstanding equity securities and the numbers (on a fully-diluted and a non-diluted basis) of securities held by each, and specifying all options, warrants and other rights to acquire equity securities, granted, exercised or lapsed during the fiscal year, and all equity securities issued or sold during the fiscal year;

                    (ix) at least 30 days before the end of each fiscal year, a budget (a "Budget"), including projected monthly balance sheets and statements of income and cash flows for the following fiscal year and a projected balance sheet and statements of income and cash flows for that fiscal year, together with a brief written statement of the Company's chief executive officer in support of that Budget;

                    x    together with each set of financial
statements referred to in (i) above, (A) a comparison of the consolidated financial statements for each such period with the corresponding financial statements set forth in the Budget for that period, with variances delineated, (B) a ratio analysis for each such period, with a comparison of those ratios with the ratios set forth in the Budget for that period, with variances delineated, and (C) a brief written statement of the Company's chief executive officer with respect to operations, problems and achievements during the period, and setting forth goals for the ensuing month(s), as appropriate; and

                    xi   until a Qualifying Offering (as defined
in the Certificate of Resolution), any other information, including financial statements and computations, relating to the performance of this agreement and the affairs of the Company or any subsidiary that the Qualifying Holder may from time to time reasonably request.

               (b) Each Purchaser hereby waives and relinquishes any rights, contractual or otherwise, to the extent permitted by applicable law, to receive, review, inspect or otherwise obtain any information concerning, or have access to, the Company or any of its subsidiaries or its or their businesses, operations, finances or prospects, whether of the type described in section 5.1(a) or otherwise, except to the extent specifically provided for Qualifying Holders under section 5.1(a).

          5.2 Books of Record and Account; Reserves; Reporting. The Company shall, and shall cause each subsidiary to, keep proper books of record and account and set aside appropriate reserves, all in accordance with GAAP consistently applied. The Company shall not treat the transactions contemplated by the Transaction Documents in any manner that would impose upon Huff or its partners any potential obligation, fee, liability, loss, claim, cost, expense, tax or damage, and any filing or information reporting made by the Company or any of its subsidiaries with respect to the Transaction Documents or the transactions contemplated by the Transaction Documents shall be approved by Huff in writing prior to any such filing.

          5.3 Inspections. Prior to a Qualifying Offering, each Qualifying Holder may, on reasonable notice, visit and inspect the properties of the Company and each subsidiary, examine and copy their books of record and account and discuss their affairs, finances and accounts with their officers, employees and independent accountants, all at such reasonable times as the Qualifying Holder may wish and in a manner that does not unreasonably interfere with or disrupt the business in any material respect.

          5.4 Triggering Events, Etc. As long as any Series A Preferred Shares are outstanding, the Company shall comply with each provision of the Certificate of Resolution, and shall use its best efforts not to cause, or suffer to exist or to continue to exist, any Triggering Events.

          5.5 Non-Operating Subsidiaries. As promptly as practicable after the date of this agreement, the Company shall cause all the Non-Operating Subsidiaries to be (a) merged with the Company or one or more of the Operating Subsidiaries, or (b) dissolved and liquidated.

          5.6 Subsidiary Directors. The Company shall take all action required to cause the board of directors of each Operating Subsidiary and each other subsidiary the Company or any of its subsidiaries from time to time forms, acquires or otherwise controls to be comprised of the same members as the Company's board of directors and shall cause the individual directors serving as the Preferred Directors (as defined in the Certificate of Resolution) to have the same approval rights regarding the actions described in section 6(d) of the Certificate of Resolution as those individuals have as Preferred Directors of the Company (it being understood that this section 5.6 may be amended or waived by the Purchasers of two-thirds of the Series A Preferred Shares).

          5.7 Observer. The Company shall, and shall cause each Operating Subsidiary to, give Huff notices of all meetings of their respective boards of directors, and Huff shall be entitled to designate an observer from time to time to attend any or all such meetings. The Company shall, and shall cause each Operating Subsidiary to, from time to time reimburse such observer for reasonable out-of-pocket expenses incurred in attending such meetings.

          6.   Registration Rights

          6.1 Demand Registration. Any time after June 30, 1995 (or, if sooner, upon shares being included in a registration statement in accordance with any agreement listed on schedule 6.1), upon receipt of a notice (a "Demand Request") from Purchasers and others identified on schedule 6.11.1 holding not less than the Requisite Percentage of Registrable Shares demanding the Company effect the registration under the 1933 Act of any or all of their Registrable Shares, the Company shall file a registration statement on a form to be selected by those making the Demand Request (the "Demanding Shareholders") and effect the registration under the 1933 Act of the Registrable Shares specified in the Demand Request (a "Demand Registration"). The Company shall be obligated to effect only three (four, if shares are included in a registration statement in accordance with any agreement listed on schedule 6.1) Demand Registrations using Form S-1 (or its successor form(s)) ("Long-Form Demand Registrations"), and shall not be obligated to effect any Demand Registrations other than Long-Form Demand Registrations that are made pursuant to Demand Requests made after the sixth anniversary of the Closing Date; however, notwithstanding anything to the contrary in this agreement, if, for any reason (other than the fault of the Demanding Shareholders), a Long-Form Demand Registration fails to become effective and to provide for the distribution of all the Registrable Shares specified in the Demand Request, or the effectiveness is not maintained for at least 120 days in accordance with section 6.4 or the Company fails to perform all its obligations under this section 6.1 with respect to that Long-Form Demand Registration, the Demanding Shareholders shall thereafter continue to be entitled to the same number of Long-Form Demand Registrations in accordance with this section 6.1 to which they had been entitled immediately before the Demand Request that gave rise to that Long-Form Demand Registration. The holders of a majority of the Registrable Shares making a particular Demand Request may, at their option, elect (which election shall be included in the Demand Request) to make the Demand Registration underwritten, in which event, and subject to the rights of GKM under the agreement referred to on schedule 3.2.24, the holders of a majority of the Registrable Shares making the Demand Request shall be entitled to select the underwriter(s).

          6.2 Piggyback Registration. If at any time on or before the 40th day following the sixth anniversary of the Closing Date the Company determines or is requested or receives a demand (pursuant to an agreement binding on the Company) from any person or entity to register under the 1933 Act for sale to the public any of the Company's securities on a form that also would permit the registration under the 1933 Act for sale to the public of any of the Registrable Shares held by a Purchaser, the Company shall within 10 days thereafter give each Purchaser notice of its intent to effect a registration, and, subject to sections 6.5 and 6.7, shall include in the registration all Registrable Shares held by each Purchaser with respect to which the Company shall have received a notice (a "Piggyback Request") specifying the number of Registrable Shares to be included within 30 days after the Company shall have given each Purchaser the notice pursuant to this section 6.2.

          6.3 Obligation of Shareholder. Any Demand Request or Piggyback Request (a "Request") shall express the present intent to offer for sale to the public the number of Registrable Shares to be included in the registration statement and contain an undertaking reasonably to provide such information and materials and take such action as may be required to permit the Company to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of the registration statement.

          6.4 Obligations of the Company. With respect to any registration statement referred to in section 6.1 or 6.2, the Company shall:

               (a) use its best efforts to have the registration statement declared effective as promptly as practicable, and in any event within 120 days after the applicable Request, and shall promptly notify each Purchaser, and such other persons as the Purchaser designates, if any, and confirm such advice in writing,
(i) when the registration statement becomes effective, (ii) when any post-effective amendment to the registration statement becomes effective and (iii) of any request by the SEC for any amendment or supplement to the registration statement or any prospectus relating to the registration statement or for addi-tional information;

               (b)  make available for inspection by any
underwriters participating in any planned disposition of Registrable Shares and any attorney, accountant or other agent retained by any Purchaser or the underwriters all financial and other records reasonably necessary to permit them to demonstrate that they have conducted a reasonable investigation of matters described in the registration statement and cause the appropriate Company officers to supply all such information reasonably requested by each Purchaser, the underwriters or their agents;

               (c) use reasonable efforts to qualify, not later than the effective date of the registration statement, the Registrable Shares under such "blue sky" or other state securities laws as any Purchaser or underwriter may reasonably request (it being understood, however, that the obligation under this section 6.4(c) shall not obligate the Company to qualify as a foreign corporation or a dealer in securities or to execute or file any general consent to service of process under the law of any such jurisdiction where it is not otherwise subject);

               (d) furnish each Purchaser and any underwriter such number of copies of the registration statement, each amendment to the registration statement, the prospectus included in each such registration statement and each amendment to each registration statement, each amendment or supplement to any prospectus and such other documents as the Purchaser and any underwriter may request to facilitate the disposition of the Registrable Shares;

               (e) use best efforts to keep the registration statement in effect and current for at least 120 days from the effective date of the registration statement, and from time to time to amend or supplement the registration statement or the prospectus to the extent necessary to permit the completion of the sale or distribution of the Registrable Shares within that period in compliance with the 1933 Act. If at any time the SEC institutes or threatens to institute any proceeding for the purpose of issuing a stop order suspending the effectiveness of any such registration statement, the Company shall promptly notify each Purchaser and use best efforts to prevent the issuance of any such stop order or to obtain its withdrawal as soon as possible. The Company shall promptly advise each Purchaser of any order or communication of any public board or body addressed to the Company suspending or threatening to suspend the qualification of any of the Registrable Shares for sale in any jurisdiction; and

               (f)  insofar as the methods of distribution
proposed to be used are not reflected in the last prospectus filed by the Company as part of the registration statement or pursuant to Rule 424 under the 1933 Act, each Purchaser shall promptly provide the Company with a description of the method or methods of distribution of the Registrable Shares from time to time contemplated by that Purchaser, and the Company shall file any and all amendments and supplements necessary to include the description in the registration statement.

          6.5 Conditions to the Obligations of the Company. The Company may postpone, for up to 90 days, the filing of any registration statement otherwise required to be prepared and filed by it under this agreement, if, at the time it receives a Request, the Company would be required to prepare financial statements other than those it customarily prepares or the registration and offering would interfere with any material financing, acquisition, corporate reorganization or other material corporate transaction or development involving the Company or any of its subsidiaries that is pending or imminent at the time and promptly gives each Purchaser notice of that determination (it being understood, however, that, in any such event, the Company shall use best efforts to minimize the length of the postponement). If the Company shall so postpone the filing of a registration statement, a Purchaser shall have the right to withdraw its Request by giving written notice to the Company within 30 days after the Company shall have given the notice of postponement and, in the event of the withdrawal, the Request that was withdrawn shall not be deemed to have been made.

          6.6 Expenses of Registration. All expenses (excluding underwriting or brokerage commissions attributable to the Registrable Shares to be sold) incurred in connection with all registrations under this agreement and the "blue sky" qualifica-tions referred to in section 6.4(c), including, without limita-tion, all registration and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company, shall be borne by the Company. Notwithstanding the foregoing, however, in any registration under this section 6, the Company shall be obligated to bear the fees or expenses of only one counsel for the Purchasers (which counsel shall be selected by the holders of a majority of the Registrable Shares making the Demand Request, in the case of a Demand Request, or otherwise by holders of a majority of the Registrable Shares included in the registration), and shall not be required to bear any such fees or expenses in respect of more than two (three, if shares are included in a registration statement in accordance with any agreement listed on schedule 6.1) Long-Form Demand Registrations.

          6.7 Underwriting Requirements. In connection with any offering pursuant to a Piggyback Request, the Company shall not be required to register any Registrable Shares held by any Purchaser, unless the Purchaser accepts the terms of the under-writing and then only in such quantity as will not, in the written opinion of the underwriters, exceed the maximum number of Registrable Shares that can be marketed without materially and adversely affecting the offering, if any, by the Company. If, as a consequence of the provisions of the preceding sentence, the number of a particular Purchaser's Registrable Shares is reduced, the percentage of reduction shall not be more than the percentage of reduction applicable to any other Purchaser or any other shareholder entitled to participate under any registration rights agreement listed on schedule 3.2.11 and not listed on schedule 6.1.

          6.8 Other Registration Rights. Without the prior written consent of the Purchasers of a majority of the Series A Preferred Shares, the Company shall not enter into any other agreement entitling any person or entity to registration rights.

          6.9 Indemnification. To the extent permitted by law, the Company shall indemnify and hold harmless each underwriter, if any, and each Purchaser that participates in any registration under this agreement, and each person, if any, who is a director, officer, agent, partner or shareholder of, or who controls (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")), any such parties, against losses, claims, damages and liabilities customarily indemnified against in offerings and in accordance with the underwriter's customary form. Such indemnification shall include contribution in the manner and to the extent customarily provided and in accordance with the underwriter's customary form. No Purchaser in any such registration that relates to an underwritten offering shall be required to make any representation or warranty to the underwriter(s) or the Company, except as they relate solely to that Purchaser and its method of distribution, and no such Purchaser shall be liable under any underwriting agreement in an aggregate amount greater than the net proceeds it receives in the underwriting.

          6.10 Holdback. At the request of holders of a majority of the Registrable Shares then outstanding, each Purchaser shall, and shall cause that Purchaser's transferees in private placements to, agree with the underwriters in any underwritten public offering of shares of capital stock of the Company not to sell or otherwise dispose of any Registrable Shares for up to 180 days, in the case of the first public offering by the Company of its shares of capital stock after the date of this agreement pursuant to a registration statement under the 1933 Act, or up to 90 days, in the case of subsequent underwritten public offerings by the Company of shares of its capital stock, after the effective date of any registration statement covering any such public offering.

          6.11 Definitions. As used in this section 6, the following terms have the following respective meanings:

          6.11.1 "Registrable Shares" means (a) the Series A Preferred Shares, (b) the Warrants, (c) the shares of common stock of the Company issuable upon conversion of the Series A Preferred Shares and exercise of the Warrants and (d) the shares of common stock issuable upon exercise of warrants issued to Huff on September 27, 1994.

          6.11.2 "Requisite Percentage" means (a) in the case of the first Long-Form Demand Registration, 40% of the total number of shares of common stock of the Company constituting Registrable Shares (including, for these purposes, the shares of common stock of the Company issuable upon exercise or conversion of all Registrable Shares) outstanding on the first day after the closing under this agreement (such shares, the "Deemed Outstanding Common Shares"), (b) in the case of subsequent Long-Form Demand Registrations, 25% of the total number of Deemed Outstanding Common Shares, and (c) in the case of all other Demand Registrations, 10% of the total number of Deemed Outstanding Common Shares.

          6.12 Registration Under Exchange Act. Not later than December 31, 1995, the Company shall register its common stock under section 12 of the Exchange Act. Thereafter, the Company shall make all filings required of companies so registered, and otherwise shall comply with the Exchange Act (it being understood that this section 6.12 may be amended at any time by the Purchasers of two-thirds of the Series A Preferred Shares).

          7. Indemnification, Etc. The Company shall indemnify and hold each Purchaser and its affiliates and associates (including, for these purposes, its partners, members, officers, employees, representatives and other agents) harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and expenses) resulting from any breach of warranty or agreement or any misrepresentation by the Company under this agreement. In the event of any breach of warranty or misrepresentation in section 3.2.7, the Company shall issue to each Purchaser that number of additional shares of the Company's common stock that would have been required to be issued to that Purchaser at the closing under this agreement to increase that Purchaser's percentage of beneficial ownership of the Company's common stock to the percentage that Purchaser would then have beneficially owned had that representation or warranty been correct, which adjustment shall be made by way of a calculation of the type provided for in the first paragraph of the Warrant issued to Huff hereunder, mutatis mutandis. The remedy provided in the immediately preceding sentence is in addition to, and not in limitation of, any other rights or remedies a Purchaser may have.

          8.   Miscellaneous

          8.1  Definition.  As used in this agreement, the term
"to the best of the knowledge of the Company" means to the best of the knowledge of the Company and its subsidiaries after due inquiry.

          8.2 Legend. Each Purchaser acknowledges that the Series A Preferred Shares and Warrants may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an applicable exemption from those registration requirements. Accordingly, as long as the sale of any Series A Preferred Shares, or any shares of common stock issuable upon conversion of those shares, held by a Purchaser or a Purchaser's transferees is subject to such restrictions, each certificate representing those shares shall bear a legend substantially as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred in violation of that Act or the rules and regulations thereunder."

          8.3  Governing Law; Consent to Jurisdiction

          8.3.1 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New
York applicable to agreements made and to be performed wholly in New York.

          8.3.2 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of the Transaction Documents or any transaction contemplated by the Transaction Documents (and agrees not to commence any action, suit or proceeding relating to the Transaction Documents or any such transaction except in such courts). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to that party's address on schedule 1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction Documents or the transactions contemplated by the Transaction Documents in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such action, suit or proceeding brought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

          8.4 Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its or his address or facsimile number given below (or at such other address or facsimile number for that party as shall be specified by notice given under this section 8.4):

          if to the Company, to it at:

          600 Hunter Drive
          Suite 301
          Oak Brook, Illinois  60521
          Attention:  Chief Executive Officer
          Fax:  708-573-1831


          with a copy to:

          Ross & Hardies
          Park Avenue Tower
          65 East 55th Street
          New York, New York  10022-3215
          Attention:  Kevin T. Collins, Esq.
          Fax:  212-421-5682

          if to a Purchaser, to it at the address set forth beneath its name on schedule 1.

All such notices and communications shall be deemed received upon
(a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

          8.5 Further Assurances. From time to time, each party shall take such action and execute and deliver such documents as the other may reasonably request to carry out the transactions contemplated by the Transaction Documents.

          8.6 Fees and Expenses. Except as provided in the letter agreement dated September 27, 1994 between the Company and Huff and as otherwise expressly provided in the Transaction Documents, no party shall be responsible for any other's fees or expenses in connection with the transactions contemplated by the Transaction Documents.

          8.7 Counterparts. This agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

          8.8 Equitable Relief. The parties acknowledge that the remedy at law for breach of this agreement may be inadequate and that, in addition to any other remedy a party may have for a breach of this agreement, that party may be entitled to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy provided in this section 8.8 is in addition to, and not in lieu of, any other rights or remedies a party may have.

          8.9 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          8.10 Assignment. Any Purchaser may assign its rights under this agreement and the Certificate of Resolution (to the extent applicable) to any third party that purchases from that Purchaser Series A Preferred Shares, Warrants or shares of common stock of the Company in a private placement and agrees in writing to be bound by the provisions of this agreement as if that assignee were that Purchaser, except that a Qualifying Holder may not assign its rights under section 5.1(a), except to a third party that purchases from that Purchaser in a private placement at least 11,112 Series A Preferred Shares.

          8.11 Publicity. The Company shall consult with and obtain the consent of a Qualifying Holder before issuing any press release or making any other public disclosure using that Qualifying Holder's name or otherwise making reference to that Qualifying Holder, unless the release or disclosure is required to discharge the Company's legal obligations (in which case the Company shall consult with that Qualifying Holder before issuing the release or making the disclosure).

          8.12 Entire Agreement. This agreement is the invest-ment agreement dated October 19, 1994 referred to in the Certi-ficate of Resolution. This agreement and the other Transaction Documents contain a complete statement of all the arrangements among the parties with respect to their subject matter, supersede all existing agreements among them with respect to that subject matter, may not be changed or terminated orally and any amendment or modification must be in writing and signed by the party to be charged.

                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:  /s/Richard A. Kozak
                              Richard A. Kozak, President and
                              Chief Operating Officer


                         PURCHASERS:


                         THE HUFF ALTERNATIVE INCOME FUND, L.P.


                         By:  WRH PARTNERS, L.L.C.
                              General Partner


                         By:  PALADIN COURT CO., INC.
                              General Manager

                         By:
                              William R. Huff
                              President




By:  /s/ Joseph R. Thornton
     Joseph R. Thornton
     Attorney-in-Fact